Exhibit 99.4
AGREEMENT AND INSTRUMENT OF CONTRIBUTION
     This Agreement and Instrument of Contribution (this “Agreement”) is made as of November 9, 2005 among Lane Industries, Inc., a Delaware corporation (“Lane”), LED I LLC, a Delaware limited liability company (“LED I”), and LED II LLC, a Delaware limited liability company (“LED II”).
RECITALS
     WHEREAS, Lane owns 9,873,237 shares of common stock (the “Shares”), par value $0.01 per share, and the associated preferred share purchase rights, of Acco Brands Corporation, a Delaware corporation;
     WHEREAS, Lane is the sole member of LED I and LED II;
     WHEREAS, Lane desires to contribute, transfer, assign, convey and deliver the Shares to LED I and LED II, in the respective amounts set forth below, and LED I and LED II desire to accept and acquire such Shares (the “Contribution”);
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Lane, LED I and LED II as follows:
     Section 1. Share Contribution. (a) Lane hereby, as an additional capital contribution without the issuance of additional equity, contributes, transfers, assigns, conveys and delivers to LED I all of its right, title and interest in 2,000,000 of the Shares. LED I hereby accepts and acknowledges receipt of 2,000,000 Shares.
     (b) Lane hereby, as an additional capital contribution without the issuance of additional equity, contributes, transfers, assigns, conveys and delivers to LED II all of its right, title and interest in 7,463,313 of the Shares. LED II hereby accepts and acknowledges receipt of 7,463,313 Shares.
     Section 2. General.
     (a) This Agreement and the covenants, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.
     (b) This Agreement may be executed by the parties in two or more counterparts and such counterparts so executed shall together be deemed to constitute one final agreement as if signed by the parties, and each such counterpart shall be deemed to be an original.
     (c) This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all other prior agreements, understandings or letters of intent between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
     (d) This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

LANE INDUSTRIES, INC.
By:	/s/ Arthur J. Schiller
	Name:	Arthur J. Schiller
	Title:	Senior Vice President, Secretary and General Counsel

LED I LLC
By:	Lane Industries, Inc., its sole member

By:	/s/ Arthur J. Schiller
	Name:	Arthur J. Schiller
	Title:	Senior Vice President, Secretary and General Counsel

LED II LLC
By:	Lane Industries, Inc., its sole member

By:	/s/ Arthur J. Schiller
	Name:	Arthur J. Schiller
	Title:	Senior Vice President, Secretary and General Counsel